EXHIBIT (j)(4)

                          INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Post-Effective Amendment No. 75 to the Registration Statement (1933 Act File No. 2-90946) on Form N-1A of Eaton Vance Mutual Funds Trust of our report dated October 8, 2000 of the Eaton Vance Tax-Managed Value Fund (the "Fund") included in the October 31, 2000 Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information, each of which is incorporated by reference in the Registration Statement.

                                                /s/ Deloitte & Touche LLP
                                                DELOITTE & TOUCHE LLP

May 24, 2001
Boston, Massachusetts